Exhibit 99.1

January 28, 2026

Esquire Financial Holdings, Inc.

100 Jericho Quadrangle, Suite 100

Jericho, NY 11753

Attn: Board of Directors

Re: Resignation Letter

Ladies and Gentlemen:

In order to focus on my other professional and personal commitments, effective immediately, I hereby irrevocably resign from any and all director and committee positions that I hold with Esquire Financial Holdings, Inc. (the “Company”), and from each similar governing body, and the boards of directors, or similar governing body, of all affiliates of the Company, as applicable, on which I serve, without the requirement of any further action or acceptance hereof by any individual or entity. This resignation is not the result of any disagreement with the Company or any of its respective affiliates.

Sincerely,

/s/ Joseph Melohn
Joseph Melohn